EXHIBIT 4.2

                               WARRANT CERTIFICATE

               EXERCISABLE AT ANY TIME COMMENCING OCTOBER __, 1999
                UNTIL 5:00 P.M., EASTERN TIME, SEPTEMBER 30, 2000

                                                                 ______ Warrants

         This Warrant Certificate certifies that ________, or registered assigns, is the registered holder of _____________ (______) Warrants to purchase, at any time until 5:00 P.M. Eastern time on September 30, 2000 ("Expiration Date"), an aggregate of up to _______________________ (_______)
shares of common stock of World Diagnostics, Inc., a Delaware corporation ("WDI"), at an exercise price of the lesser of (i) $6.00 per share or (ii) the lowest issuance price at which WDI's common stock is issued through March 31, 2000 (the "Exercise Price") upon surrender of this Warrant Certificate and payment of the Exercise Price at the office of WDI at______________________________. Payment of the Exercise Price may be made in cash, or by certified or official bank check in New York Clearing House funds payable to the order of WDI, or any combination thereof.

         The Warrants are exercisable at any time from October___, 1999 until 5:00 P.M. Eastern time September 30, 2000 ("Expiration Date") each Warrant entitling the holder thereof to purchase one fully-paid and non-assessable share of common stock of WDI, at the Exercise Price.

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         No Warrant may be exercised after 5:00 P.M., Eastern time, on the
Expiration Date, at which time all Warrants evidenced hereby, unless exercised prior thereto, shall thereafter be void.

         This Warrant Certificate may be divided or combined with other Warrant Certificates of other denominations upon surrender hereof at an office or agency maintained by WDI for such purpose, together with a written notice specifying the names and denominations (in whole Warrants) in which new Warrant Certificates are to be issued, signed by the holder thereof or his duly authorized attorney, together with the funds to pay any transfer, documentary, stamp or other taxes or government charges payable in connection with such transfer and any other amounts required pursuant to this Warrant Certificate. Upon such surrender and payment, a new Warrant Certificate or Certificates representing a like aggregate number of Warrants shall be issued and delivered in accordance with such notice.

         Upon the exercise of less than all of the Warrants evidenced by this Certificate, WDI shall forthwith issue to the holder hereof a new Warrant Certificate representing such number of unexercised Warrants.

         WDI may deem and treat the registered holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing

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hereon made by anyone), for the purpose of any exercise hereof, and of any distribution to the holder(s) hereof, and for all other purposes, and WDI shall not be affected by any notice to the contrary.

         IN WITNESS WHEREOF, WDI has caused this Warrant Certificate to be duly executed under its corporate seal.

Dated:  October ___, 1999                               WORLD DIAGNOSTICS, INC.

                                                        By: ____________________
                                                            Ken Peters
                                                            President

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